SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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TELKONET, INC.

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Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, Maryland 20876-7004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The 2007 Annual Meeting of Stockholders of Telkonet, Inc. (the “Company”) will be held at The Hampton Inn Germantown, located at 20260 Goldenrod Lane, Germantown, Maryland 20876, on Friday, December 21, 2007, at 10:00 a.m., local time, for the following purposes:

1. To elect seven (7) directors, each to serve until the next annual meeting of stockholders and until his successor has been elected and qualified;

2. To ratify the appointment of independent accountants for 2007; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on October 26, 2007 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible.

By order of the Board of Directors,

/s/ RONALD W. PICKETT
Ronald W. Pickett Chief Executive Officer

Dated: November 28, 2007

YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD
IMMEDIATELY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, Maryland 20876-7004

PROXY STATEMENT

Date, Time and Place of Meeting

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Telkonet, Inc. for use at Telkonet’s 2007 Annual Meeting of Stockholders, to be held at The Hampton Inn Germantown, located at 20260 Goldenrod Lane, Germantown, Maryland 20876, on Friday, December 21, 2007 at 10:00 a.m. local time, and at any adjournment or postponement of the annual meeting. This proxy statement, the accompanying proxy card and Telkonet’s Annual Report to Stockholders for the fiscal year ended December 31, 2006 are first being sent to stockholders on or about November 28, 2007.

Solicitation and Voting

The solicitation of proxies is made by and on behalf of Telkonet’s Board of Directors. The cost of the solicitation of proxies will be borne by Telkonet. In addition to solicitation of proxies by mail, employees of Telkonet or its affiliates may solicit proxies by telephone or facsimile.

The Board of Directors has fixed the close of business on October 26, 2007 as the record date for determining the holders of shares of common stock who are entitled to notice of, and to vote at, the annual meeting. At the close of business on October 26, 2007, Telkonet had outstanding 67,786,342 shares of common stock, par value $0.001 per share. Each stockholder is entitled to one vote per share of Telkonet’s common stock registered in such stockholder’s name on Telkonet’s books as of the close of business on October 26, 2007.

Shares of common stock represented by properly executed proxies received at or prior to the annual meeting that have not been revoked will be voted at the annual meeting in accordance with the instructions indicated on the proxies. Stockholders are requested to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to ensure that their shares are voted. If the enclosed proxy is signed and returned, the shares represented thereby will be voted in accordance with any specification made therein by the stockholder. In the absence of any such specification, the shares will be voted to elect each of the director nominees set forth under “Election of Directors” below,  for the proposal set forth under “Ratification of Appointment of Independent Public Accountants,” and in the discretion of management on any other matter which may properly come before the annual meeting.

Revocability of Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Attendance at the annual meeting will not, in and of itself, revoke a proxy. Proxies may be revoked by:

•	Filing with the Secretary of Telkonet, at or before the taking of the vote at the annual meeting, a written notice of revocation dated later than the proxy;
•
Executing a later dated proxy relating to the same shares of common stock and delivering it to the Secretary of Telkonet, including by facsimile, before the taking of the vote at the annual meeting; or

•	Attending the annual meeting and voting in person.

Any written revocation or subsequent proxy should be sent so as to be delivered to Telkonet, Inc., 20374 Seneca Meadows Parkway, Germantown, Maryland 20876, Attention: Corporate Secretary, or hand delivered to the Secretary of Telkonet or his representative at or before the taking of the vote at the annual meeting.

If the annual meeting is postponed or adjourned, proxies given pursuant to this solicitation will be utilized at any subsequent reconvening of the annual meeting, except for any proxies that previously have been revoked or withdrawn effectively, and notwithstanding that proxies may have been effectively voted on the same or any other matter previously.

Quorum

Telkonet’s bylaws provide that the holders of a majority of the outstanding Telkonet shares, present in person or by proxy, will constitute a quorum, and that the affirmative vote of a majority of the shares represented at the annual meeting and constituting a quorum is required for approval of any proposal brought before the annual meeting, unless a greater proportion or number of votes is required by law or by Telkonet’s certificate of incorporation or bylaws. The election of directors will require the affirmative vote of a majority of the shares present at the annual meeting and constituting a quorum. Abstentions and broker non-votes will be deemed present for purposes of constituting a quorum and will have the same legal effect as a vote “against” each nominee for the Board of Directors and all proposals presented at the annual meeting.

PROPOSAL 1. ELECTION OF DIRECTORS

Telkonet’s bylaws establish the number of directors at not less than three members. Pursuant to the bylaws, the Board of Directors may increase or decrease the number of members of the Board of Directors. The Board of Directors has established the number of directors at seven. At the annual meeting, the shares represented by properly executed proxies, unless otherwise specified, will be voted for the election of the seven nominees named herein, each to serve until the next annual meeting and until his successor is duly elected and qualified. Proxies cannot be voted for more than seven nominees.

If for any reason any nominee is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Board of Directors. The following information is furnished concerning each nominee for election as a director.

The affirmative vote of a majority of the shares of Telkonet’s common stock represented at the annual meeting, either in person or by proxy, is required to elect the following nominees as Telkonet directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE

Nominees for Election at the Annual Meeting

Director Name	Age	Position With Telkonet	Director Since
Warren V. Musser	80	Chairman of the Board (1)	2003
Ronald W. Pickett	60	President, Chief Executive Officer & Director	2003
Anthony J. Paoni	63	Director (4)	2007
Thomas C. Lynch	65	Director (2) (3)	2003
James L. Peeler	73	Director (2)	2004
Thomas M. Hall	55	Director (2) (3)	2004
Seth D. Blumenfeld	67	Director	2005

(1)	Mr. Musser was a member of the Compensation Committee in 2006 and through November 21, 2007
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee
(4)	Member of the Compensation Committee as of November 21, 2007

WARREN V. MUSSER, Chairman of the Board of Directors, has taken over 50 companies public during his distinguished and successful career as an entrepreneur.  He is the founder and Chairman Emeritus of Safeguard Scientifics, Inc. (a high-tech venture capital company, formerly Safeguard Industries, Inc.). Mr. Musser is currently the Managing Director of The Musser Group (a business consulting firm) and Founder & President of Musser and Company, Inc. (an investment banking firm). In addition, Mr. Musser is a Director of Internet Capital Group, Inc. (a business-to-business venture capital company), is a Director and Vice Chairman of Nutri/System, Inc. (a weight management company) and Co-Chairman of Eastern Technology Council (a business advisory firm). Mr. Musser serves on a variety of civic, educational and charitable boards of directors, and serves as vice president of development, Cradle of Liberty Council, Boy Scouts of America; vice chairman of The Eastern Technology Council; and chairman of the Pennsylvania Partnership on Economic Education.

RONALD W. PICKETT, Director and Chief Executive Officer, fostered the development of Telkonet since 1999 as Telkonet’s principal investor and co-founder. He has been President of Telkonet since January 2003. He also was the founder, and for twenty years served as Chairman of the Board of Directors and President, of Medical Advisory Systems, Inc. (a company providing international medical services and pharmaceutical distribution) until its merger with Digital Angel Corporation (AMEX: “DOC”) in March 2002. A graduate of Gordon College, Mr. Pickett has engaged in various entrepreneurial activities for 35 years.

ANTHONY J. PAONI, Director, has been a faculty member at Northwestern University’s Kellogg School of Management since 1996. Previously, he spent 28 years in the information technology industry with market leading organizations that provided computer hardware, software and consulting services.  For the first 15 years of his career Professor Paoni managed sales and marketing organizations and in the later stages of his career he moved into general management positions starting with PANSOPHIC Systems Incorporated. This Lisle, Illinois based firm was the world’s fifth largest international software company prior to its acquisition by Computer Associates, Incorporated. Subsequently, he became chief operating officer of Cross Access, a venture capital funded software firm that provided industry-leading solutions to the heterogeneous database connectivity market segment. In addition, he has been president of two wholly-owned U.S. subsidiaries of Ricardo Consulting, a U.K.-based international engineering consulting firm focused on computer based automotive powertrain design. Prior to joining the Kellogg faculty, Professor Paoni was chief executive officer of Eolas, an Internet software company with patent pending Web technology - one of the key technology drivers responsible for the rapid adoption of the Internet platform.

THOMAS C. LYNCH, Director, is Senior Vice President and Director of The Staubach Company’s Federal Sector (a real estate management and advisory services firm) in the Washington, D.C. area. Mr. Lynch joined The Staubach Company in November 2002 after six years as Senior Vice President at Safeguard Scientifics, Inc. (NYSE: SFE) (a high-tech venture capital company). While at Safeguard, he served nearly two years as President and Chief Operating Officer at CompuCom Systems, a Safeguard subsidiary. After a 31-year career of naval service, Mr. Lynch retired in the rank of Rear Admiral. Mr. Lynch’s naval service included Chief, Navy Legislative Affairs, command of the Eisenhower Battle Group during Operation Desert Shield, Superintendent of the United States Naval Academy from 1991 to 1994 and Director of the Navy Staff in the Pentagon from 1994 to 1995. Mr. Lynch presently serves as a Director of Pennsylvania Eastern Technology Council, Armed Forces Benefit Association, Catholic Leadership Institute, National Center for the American Revolution at Valley Forge, and Mikros Systems.

JAMES L. PEELER, Director, was a founder and member of the board of Digital Communications Corporation (DCC), which evolved into Hughes Network Systems (HNS), a provider of global broadband, satellite, and wireless communications products for home and business, such as DirecTV and DIRECWAY. Mr. Peeler retired as Executive Vice President of Operations in 1999 after 27 years of service and is presently a member of the Advisory Council to Hughes Network Systems. Mr. Peeler also served on the Board of Directors of Hughes Software Systems (HSS). Prior to the founding of DCC, he was Vice President of Engineering for Washington Technological Associates (WTA) (a satellite communications development company), where he was instrumental in the development of rocket and satellite communications and instrumentation equipment. Mr. Peeler received a bachelor of science degree in electrical engineering from Auburn University.

DR. THOMAS M. HALL, Director, is the Managing Member of Marrell Enterprises LLC (a company that specializes in international business development). Dr. Hall serves on the board of directors of Coris International SA (a Paris-based insurance services company with subsidiaries in 36 countries). For 12 years (until 2002), Dr. Hall was the Chief Executive Officer of Medical Advisory Systems, Inc. (a company providing international medical services and pharmaceutical distribution). Dr. Hall holds a bachelor of science and a medical degree from the George Washington University and a master of international management degree from the University of Maryland.

SETH BLUMENFELD, Director, served as President of International Services for MCI International (a provider of telecommunication services) from 1998 until his retirement in January of 2005. Mr. Blumenfeld was President and Chief Operating Officer of several of MCI’s international subsidiaries from 1984 to 1998. Mr. Blumenfeld earned his Doctorate of Jurisprudence from Fordham University Law School in 1965. He practiced law on Wall Street prior to serving as infantry captain for the U.S. Army in Vietnam. From 1976 through 1978, Mr. Blumenfeld lived in Japan. Mr. Blumenfeld’s involvement on professional boards and community associations have included Executive Committee member of the United States Council for International Business, Member of the Board of Directors of the United States Telecommunications Training Institute, Member of the State Department Advisory Council on International Communications and Information Policy, Member of the University of Colorado Institute for International Business Board of Advisors, Member of the American Graduate School of International Management (Thunderbird) Board of Advisors, Member of the Advisory Board of Visitors to Fordham University School of Law, and honorary Chairman of the Connecticut Association of Children with Learning Disabilities.

Meetings of the Board and Committees

The Board of Directors held five meetings in 2006, which each member of the Board of Directors attended. Each member of the Board of Directors attended at least 75 percent of the meetings of the Board of Directors and the committees of which such director was a member. Telkonet has not established a formal policy requiring director attendance at all Board meetings, but the Company expects each director to attend such meetings, absent unusual circumstances. Telkonet expects its directors to attend the Annual Meeting of Stockholders (which is usually held the same day as a meeting of the Board of Directors). Two of Telkonet’s directors attended the 2006 Annual Meeting of Stockholders.

Code of Ethics

The Board has approved, and Telkonet has adopted, a Code of Ethics that applies to all directors, officers and employees of Telkonet. This Code of Ethics was included as an Exhibit to Telkonet’s Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2004.

Director Independence

The Board of Directors has determined that the following Directors are “independent” under the listing standards of the American Stock Exchange (AMEX): Dr. Hall and Messrs. Lynch, Peeler and Paoni. Each of Dr. Hall, Mr. Peeler and Mr. Lynch serve on, and are the only members of, the Company’s Audit Committee.   Dr. Hall, Mr. Lynch and Mr. Paoni serve on, and are the only members of, the Company’s Compensation Committee.

Communications with the Board of Directors

Stockholders can communicate directly with the Board, with any Committee of the Board, or specified directors by writing to: The Board of Directors of Telkonet, Inc., at the Company’s principal business address or by calling at (240) 912-1800. All communications will be reviewed by management and then forwarded to the appropriate director, directors, committee, or to the full Board.

Committees of the Board of Directors

The Board has an Audit Committee and a Compensation Committee, but the Board does not presently have a Nominating Committee because the Board does not feel a Nominating Committee is necessary due to the Board’s nomination procedures in effect as described below.

Director Nominations

Although Telkonet does not maintain a standing Nominating Committee, nominees for election as directors are considered and nominated by a majority of Telkonet’s independent directors in accordance with the AMEX listing standards. “Independence” for these purposes is determined in accordance with Section 121(A) of the AMEX Rules and Rule 10A-3 under the Securities Exchange Act of 1934. Since Telkonet does not maintain a standing Nominating Committee, it has not adopted a formal Nominating Committee charter.

When considering potential candidates for election to Telkonet’s Board of Directors, the independent directors evaluate various criteria, including, but not limited to, each candidate’s business and professional skills, experience serving as management or on the board of directors of companies such as Telkonet, financial literacy and personal integrity in judgment. Candidates for vacant board seats will be considered if they are able to read and understand fundamental financial statements; have no identified conflicts of interest; have not been convicted in a criminal proceeding other than traffic violations during the five years before the date of selection; and are willing to comply with Telkonet’s Code of Ethics. One or more directors must have requisite financial expertise to qualify as an “audit committee financial expert” as defined by Item 401 of Regulation S-K promulgated under the Securities Exchange Act of 1934. The independent directors reserve the right to modify these minimum qualifications from time to time. Exceptional candidates who do not meet all of these criteria may still be considered.

The independent directors review the qualifications and backgrounds of the directors, as well as the overall composition of the Board from time to time. In the case of any candidate for a vacant Board seat, the independent directors will consider whether such candidate meets the applicable independence standards and the level of the candidate’s financial expertise. Any new candidates will be interviewed by the independent directors, and the full Board will approve the final nominations. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors.

Stockholders may nominate director candidates for consideration by the Board of Directors by writing to the Chairman and providing to the Chairman the candidate’s name, biographical data and qualifications, including five-year employment history with employer names and a description of the employer’s business; whether such individual can read and understand fundamental financial statements; other board memberships (if any); and such other information as is reasonably available and sufficient to enable the Board to evaluate the minimum qualifications described above. The submission must be accompanied by the written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. If a stockholder nominee is eligible, and if the nomination is proper, the independent directors then will deliberate and make a decision as to whether the candidate will be submitted to Telkonet’s stockholders for a vote. The Board will not change the manner in which it evaluates candidates, including the applicable minimum criteria set forth above, based on whether the candidate was recommended by a stockholder.

Audit Committee

The Audit Committee is currently comprised of Messrs. Lynch and Peeler and Dr. Hall. Telkonet’s Board of Directors has determined that each of Dr. Hall and Messrs. Lynch and Peeler is an “audit committee financial expert” as defined by Item 401 of Regulation S-K promulgated under the Securities Exchange Act of 1934. The Board of Directors also has determined that each of Dr. Hall and Messrs. Lynch and Peeler are “independent” as such term is defined in Section 121(A) of the AMEX Rules and Rule 10A-3 promulgated under the Securities Exchange Act of 1934.

The Audit Committee recommends annually to the Board of Directors the selection of independent auditors for each fiscal year, confirms and assures their independence and approves the fees and other compensation to be paid to the auditors. The Audit Committee recommends to the Board the advisability of having the independent auditors make specified studies and reports as to auditing matters, accounting procedures, tax or other matters. The Audit Committee also reviews, prior to its filing with the SEC, Telkonet’s Form 10-K and annual report to stockholders. The Audit Committee provides an open avenue of communication among the independent auditors, management and the Board of Directors and will review any significant disagreement among management and the independent auditors in connection with the preparation of any of Telkonet’s financial statements. The Audit Committee reviews, with Telkonet’s legal counsel, legal and regulatory matters that may have a significant impact on Telkonet’s financial statements. The Audit Committee held four meetings in 2006 and all of members of the Audit Committee attended at least 75 percent of these meetings.

The Board of Directors has adopted an Audit Committee Charter, which was ratified by the stockholders at the 2004 Annual Meeting of Stockholders. A copy of the Audit Committee Charter is attached as Appendix A to this proxy statement.

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of Telkonet’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings or this proxy statement, the following report shall not be deemed to be incorporated by reference into any such filings. In addition, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC.

The Audit Committee for the year ended December 31, 2006, whose members are identified below, has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2006 with Telkonet’s management and has discussed the matters required to be discussed by SAS 61 with Telkonet’s independent auditors. The Audit Committee has also received the written disclosures and the letter from Telkonet’s independent auditors required by Independent Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence. Based upon its review of the foregoing materials and its discussions with Telkonet’s management and independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Telkonet’s Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee also considered whether the provision of other non-audit services by the independent auditor to Telkonet is compatible with maintaining the independence of the independent auditor and concluded that the independence of the independent auditor is not compromised by the provision of such services.

The Audit Committee has a written charter which was adopted by the Board of Directors on October 3, 2003, a copy of which is filed as Appendix A to the proxy statement for the 2007 Annual Meeting of Stockholders. The Audit Committee has established procedures for the receipt, retention and treatment of any complaints received by Telkonet regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Telkonet’s employees of any concerns regarding questionable accounting or auditing matters.

By the Audit Committee.

Thomas M. Hall
Thomas C. Lynch
James L. Peeler

Compensation Committee

Dr. Hall, Mr. Lynch and Mr. Paoni serve on Telkonet’s Compensation Committee.  In 2006 and through November 21, 2007, Mr. Musser also served on the Company’s Compensation Committee. On November 21, 2007, Mr. Paoni was appointed to the Compensation Committee. The Compensation Committee oversees the Company’s compensation programs, which are designed specifically for the Company’s most senior executive officers, including the Chief Executive Officer, Chief Financial Officer and the other executive officers named in the Summary Compensation Table. Additionally, the Compensation Committee is charged with the review and approval of all annual compensation decisions relating to named executive officers.  The Board of Directors has adopted a Compensation Committee charter.  A copy of the Compensation Committee charter is attached as Appendix B to this proxy statement.

The Compensation Committee met two times in 2006, and all members of the Compensation Committee attended the meetings.

REPORT OF THE COMPENSATION COMMITTEE

Notwithstanding anything to the contrary set forth in any of Telkonet’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings or this proxy statement, the following report shall not be deemed to be incorporated by reference into any such filings. In addition, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC.

The base salary, bonus, benefits and other compensation payable to Telkonet’s executive officers for the year ended December 31, 2006 were fixed under written employment agreements (except for Mr. Landry and Mr. Leimbach, who do not have written employment agreements) described below under the heading Employment Contracts and Termination of Employment Arrangements.

Prior to establishing Mr. Pickett’s compensation pursuant to his employment agreement (as well as the compensation of the other executive officers), the Board of Directors reviewed compensation recommendations prepared by Telkonet’s human resources director, which recommendations provide information regarding compensation at the tenth to fiftieth percentiles in peer companies.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be include in this proxy statement.

By,

Warren V. Musser
Thomas M. Hall
Thomas C. Lynch

Compensation Discussion and Analysis

Oversight of Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s compensation programs, which are designed specifically for the Company’s most senior executives officers, including the Chief Executive Officer, Chief Financial Officer and the other executive officers named in the Summary Compensation Table (collectively, the “named executive officers”). Additionally, the Compensation Committee is charged with the review and approval of all annual compensation decisions relating to named executive officers.

The Compensation Committee is currently composed of three (3)  independent, non-management, members of the Board of Directors. The Compensation Committee was composed of three (3) members in 2006. Mr. Paoni was appointed as an independent, non-management member, on November 21, 2007. Mr. Musser was the third member of the Compensation Committee in 2006.  Mr. Musser resigned from the Compensation Committee on November 21, 2007.  Each year the Company reviews any and all relationships that each director has with the Company and the Board of Directors subsequently reviews these findings.

The responsibilities of the Compensation Committee, as stated in its charter, include the following:

•
annually review and approve for the CEO and the executive officers of the Company the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, and change in control agreements/provisions, and any other benefits, compensation or arrangements.

•	make recommendations to the Board with respect to incentive compensation plans, including reservation of shares for issuance under employee benefit plans.

•
annually review and recommend to the Board of Directors for its approval the compensation, including cash, equity or other compensation, for members of the Board of Directors for their service as a member of the Board of Directors, a member of any committee of the Board of Directors, a Chair of any committee of the Board of Directors, and the Chairman of the Board of Directors.

•	annually review the performance of the Company’s Chief Executive Officer.

•
make recommendations to the Board of Directors on the Company’s executive compensation practices and policies, including the evaluation of performance by the Company’s executive officers and issues of management succession.

•	review the Company’s compliance with employee benefit plans.

•	make regular reports to the Board.

•	annually review and reassess the adequacy of the Compensation Committee charter and recommend any proposed changes to the Board for approval.

The Compensation Committee is also responsible for completing an annual report on executive compensation for inclusion in the Company's proxy statement. In addition to such annual report, the Compensation Committee maintains written minutes of its meetings, which minutes are filed with the minutes of the meetings of the Board.

Overview of Compensation Program

In order to recruit and retain the most qualified and competent individuals as senior executives, the Company strives to maintain a compensation program that is competitive in the global labor market. The purpose of the Company’s compensation program is to reward exceptional organizational and individual performance.

The following compensation objectives are considered in setting the compensation programs for our named executive officers:

•	drive and reward performance which supports the Company’s core values;

•	provide a percentage of total compensation that is “at-risk,” or variable, based on predetermined performance criteria;

•	design competitive total compensation and rewards programs to enhance the Company’s ability to attract and retain knowledgeable and experienced senior executives; and

•	set compensation and incentive levels that reflect competitive market practices.

Compensation Elements and Rationale

Compensation for Named Executive Officers Other than the CEO

Compensation for the named executive officers, other than the CEO, are made in the CEO’s sole and exclusive discretion. While the Compensation Committee provides its recommendations with respect to compensation for the named executive officers (other than the CEO) as described in greater detail below, the CEO is only required to consider the Compensation Committee’s recommendations, but is not bound by its findings.

Compensation for the Company’s CEO

To reward both short and long-term performance in the compensation program and in furtherance of the Company’s compensation objectives noted above, the Company’s compensation program for the CEO is based on the following objectives:

(i)	Performance Goals

The Compensation Committee believes that a significant portion of the CEO’s compensation should be tied not only to individual performance, but also to the Company’s performance as a whole measured against both financial and non-financial goals and objectives. During periods when performance meets or exceeds these established objectives, the CEO should be paid at or more than expected levels. When the Company’s performance does not meet key objectives, incentive award payments, if any, should be less than such levels.

(ii)	Incentive Compensation

A large portion of compensation should be paid in the form of short-term and long-term incentives, which are calculated and paid based primarily on financial measures of profitability and stockholder value creation. The CEO has the incentive of increasing Company profitability and stockholder return in order to earn a major portion of his compensation package.

(iii)	Competitive Compensation Program

The Compensation Committee reviews the compensation of chief executive officers at peer companies to ensure that the compensation program for the CEO is competitive. The Company believes that a competitive compensation program will enhance its ability to retain a capable CEO.

Financial Metrics Used in Compensation Programs

Several financial metrics are commonly referenced in defining Company performance for the CEO’s executive compensation. These metrics include quarterly metrics to target cash flow break even and specific revenue goals to define Company performance for purposes of setting the CEO’s compensation.

Compensation Benchmarking Relative to Market

The Company sets the CEO’s compensation by evaluating peer group companies. Peer group companies are chosen based on size, industry, annual revenue and whether they are publicly or privately held. Based on these criteria, the Compensation Committee has identified 29 companies in the Company’s peer group. These peer group companies include Catapult Communications Corp., Endwave Corp., Carrier Access Corp., Crystal Technology, Echelon Corp. and FiberTower Corp. The Compensation Committee has concluded that the CEO’s compensation falls within the 50th percentile of compensation for chief executive officers within the peer group companies.

Review of Senior Executive Performance

The Compensation Committee reviews, on an annual basis, each compensation package for the named executive officers. In each case, the Compensation Committee takes into account the scope of responsibilities and experience and balances these against competitive salary levels. The Compensation Committee has the opportunity to meet with the named executive officers at least once per year, which allows the Compensation Committee to form its own assessment of each individual’s performance. As indicated above, with the exception of the CEO, recommendations with respect to compensation packages for the named executive officers must be considered by the CEO in connection with establishing compensation for those named executive officers. However, the recommendations of the Compensation Committee with respect to the compensation paid to the named executive officers (other than the CEO) will not be binding on the CEO.

Components of the Executive Compensation Program

The Compensation Committee believes the total compensation and benefits program for named executive officers should consist of the following:

•	base salary;

•	stock incentive plan;

•	retirement, health and welfare benefits;

•	perquisites and perquisite allowance payments; and

•	termination benefits.

Base Salaries

With the exception of the CEO, whose compensation is set by the Compensation Committee and approved by the Board of Directors, base salaries and merit increases for the named executive officers are determined by the CEO in his discretion after consideration of a competitive analysis recommendation provided by the Compensation Committee. The Compensation Committee’s recommendation is formulated through the evaluation of the compensation of similar executives employed by companies in the Company’s peer group.

Stock Incentive Plan

Under the Company’s Stock Incentive Plan (the “Plan”) incentive stock options and non-qualified options to purchase shares of the Company’s common stock may be granted to key employees. An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of the Company’s stock price and the potential financial gain for employees as well as the retention of senior management and key personnel. Stock options provide named executive officers with the opportunity to purchase the Company’s common stock at a price fixed on the grant date regardless of future market price. Stock options generally vest ratably on a quarterly basis and become exercisable over a five-year vesting period. A stock option becomes valuable only if the Company’s common stock price increases above the option exercise price (at which point the option will be deemed “in-the-money”) and the holder of the option remains employed during the period required for the option to “vest,” thus providing an incentive for an option holder to remain employed by the Company. In addition, stock options link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to increase the market price of the Company stock.

The Company practice is that the exercise price for each stock option is equal to the fair market value on the date of grant. Under the terms of the Plan, the option price will not be less than the fair market value of the shares on the date of grant or, in the case of a beneficial owner of more than 5.0% of the Company’s outstanding common stock on the date of grant, the option price will not be less than 110% of the fair market value of the shares on the date of grant.

There is a limited term in which Plan participants can exercise stock options, known as the “option term.” The option term is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Option holders generally forfeit any unvested options if their employment with the Company terminates.

Certain key executives may be a party to option agreements containing clauses that cause their options to become immediately and fully vested and exercisable upon a Change of Control, as defined in the Plan. Additionally, death or disability of the executive during his or her employment period may cause certain stock options to immediately vest and become exercisable per the terms outlined in the stock option award agreement.

The Compensation Committee awards options to named executive officers upon commencement of their employment with the Company, and for successfully achieving or exceeding predetermined individual and Company performance goals. In determining whether to award stock options and the number of stock options granted to a named executive officer, the Compensation Committee reviews the compensation of executives at peer group companies to ensure that the compensation program is competitive.

Retirement, Health and Welfare Benefits

The Company offers a variety of health and welfare and retirement programs to all eligible employees. The named executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The Company’s health and welfare programs include medical, dental, vision, life, accidental death and disability, and short and long-term disability insurance. In addition to the foregoing, the named executive officers are eligible to participate in the Company’s 401(k) Profit Sharing Plan.

401(k) Profit Sharing Plan

Telkonet maintains a defined contribution profit sharing plan for employees (the “Telkonet 401(k)”) that is administered by a committee of trustees appointed by the Company. All Company employees are eligible to participate upon the completion of six months of employment, subject to minimum age requirements. Contributions by employees under the Telkonet 401(k) are immediately vested and each employee is eligible for distributions upon retirement, death or disability or termination of employment. Depending upon the circumstances, these payments may be made in installments or in a single lump sum.

The Company’s subsidiary, MSTI Holdings, Inc. (MST) maintains a defined contribution profit sharing plan for employees (the “MST 401(k)”) that is administered by a committee of trustees appointed by the Company. All Company employees are eligible to participate upon the completion of three months of employment, subject to minimum age requirements. Each year the Company makes a contribution to the MST 401(k) without regard to current or accumulated net profits of the Company. These contributions are allocated to participants in amounts of 100% of the participants’ contributions up to 1% of each participant’s gross pay, then 10% of the next 5% of each participant’s gross pay (a higher contribution percentage may be determined at the Company’s discretion). In addition, the Company makes a one-time, annual contribution of 3% of each participant’s gross pay to each participant’s contribution account in the MST 401(k) plan. Participants become vested in equal portions of their Company contribution account for each year of service until full vesting occurs upon the completion of six years of service. Distributions are made upon retirement, death or disability in a lump sum or in installments.

Perquisites

The Company leases a vehicle for the use of Telkonet's CEO. This lease expires in September 2008. Additionally, in the first quarter of 2007 the Company began providing a monthly car allowance to certain executives of MST and Ethostream, LLC.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2006, Dr. Hall and Messrs. Lynch and Musser served as members of the Company’s Compensation Committee. None of the members of the Compensation Committee was an employee of the Company during the year ended December 31, 2006 nor has any of them been an officer of the Company. No executive officer of the Company served during the year ended December 31, 2006 as a member of a Compensation Committee or as a director of any entity of which any of the Company’s directors served as an executive officer.  Mr. Musser resigned from the Compensation Committee on November 21, 2007.

Directors’ Compensation

Telkonet reimburses non-management directors for costs and expenses in connection with their attendance and participation at Board of Directors meetings and for other travel expenses incurred on Telkonet’s behalf. Telkonet compensates each non-management director: $4,000 per month, 10,000 vested stock options per quarter and $1,000 for each committee meeting of the Board of Directors such director attends.

Mr. Musser, as Chairman of the Board of Directors, is compensated $8,333 per month (consisting of monthly payments in the amount of $4,000, which payments are consistent with the monthly payments made to the other non-management directors, and $4,333 per month, which payments are in lieu of the 10,000 vested stock options per quarter and $1,000 for each committee meeting that the other non-management directors receive). Payments to Mr. Musser for Board services are made to The Musser Group pursuant to a consulting agreement described below under the heading “Certain Relationships and Related Transactions.”

On July 1, 2005, the Company executed a consulting agreement with Mr. Blumenfeld pursuant to which Mr. Blumenfeld was issued 10,000 shares of Company common stock upon execution of the agreement, 10,000 shares of Company common stock per quarter for the first year (for a total 50,000 shares in the first year) and 5,000 shares of Company stock per quarter thereafter.  Under the terms of the consulting agreement Mr. Blumenfeld was also entitled to receive a commission equal to 5% on all international sales generated by him having gross margins of 50% or more.  This commission was payable in cash or common stock, at the Consultant’s option.  The agreement had a one year term, and was renewable annually upon both parties’ agreement. The consulting agreement expired on June 20, 2006 and was not renewed. On March 16, 2007, the Board of Directors authorized a payment to Mr. Blumenfeld of $24,000 for Board service between July 1 2006, and December 31, 2006, which payments were commensurate with the payments made to the other directors for Board service.  Effective January 1, 2007, Mr. Blumenfeld began receiving compensation in accordance with the non-management compensation plan.

The following table summarizes all compensation paid to the Company’s directors in the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Warren V. Musser	$100,000		$-		$-		$-	$-	$-	$100,000
Thomas M. Hall	52,000		-		34,500	(1)	-	-	-	86,500
Thomas C. Lynch	52,000		-		34,500	(1)	-	-	-	86,500
James L. Peeler	52,000		-		34,500	(1)	-	-	-	86,500
Seth D. Blumenfeld	24,000	(2)	77,595	(3)	-		-	-	-	77,595
Ronald W. Pickett	-		-		-		-	-	-	-
Stephen L. Sadle (4)	-		-		-		-	-	-	-

(1) stock options granted in January 2006 pursuant to the non-employee director compensation plan
(2) Paid for Board service from July 2, 2006 through December 31, 2006.
(3) 20,000 shares issued for services performed between January 1, 2006 and June 30, 2006 pursuant to a consulting agreement dated July 1, 2005.
(4) Mr. Sadle resigned from the Board on April 23, 2007.

Executive Officers

The following table provides the information concerning Telkonet’s executive officers as of October 26, 2007.

Name	Age	Title
Ronald W. Pickett	60	President, Director & Chief Executive Officer of Telkonet, President of Microwave Satellite Technologies, Inc.
Frank T. Matarazzo	46	Chief Executive Officer of Microwave Satellite Technologies, Inc.
Jason Tienor	32	Chief Operating Officer of Telkonet & Chief Executive Officer of EthoStream
James Landry	52	Chief Technology Officer of Telkonet
Dorothy (Dottie) Cleal	58	Executive Vice President of Telkonet
Richard J. Leimbach	38	Vice President Finance of Telkonet, Vice President Finance of Microwave Satellite Technologies, Inc.

FRANK T. MATARAZZO has been the Chief Executive Officer of Microwave Satellite Technologies, Inc. (MST) since its inception in 1982. Mr. Matarazzo has directed the growth and development of MST and designed and constructed the first private cable television systems operated by MST and continues to be involved in all technology deployed at MST. Mr. Matarazzo’s experience includes employment for Conrac Avionics, as a prototype design engineer, working on the development of the guidance/navigation systems for military fighter planes as well as the development and construction of the FM communication systems and engine interface units for the Space Shuttle Columbia. He is known in the private cable television industry, having both written articles for trade publications and served as a technical consultant to municipalities on the subject of satellite delivered information systems.

JASON TIENOR, Chief Operating Officer of Telkonet since August 20, 2007, also serves as Chief Executive Officer of EthoStream, Telkonet’s wholly-owned subsidiary.  Mr. Tienor has held this position with EthoStream since 2002.

JAMES F. LANDRY, Chief Technology Officer since May 2004, also served as Vice President of Engineering from September 2001 until May 2004. From 1994 until joining Telkonet, Mr. Landry was a Senior Member of 3Com Technical Staff. Mr. Landry has over 20 years’ experience in developing communications hardware for the enterprise/carrier market with 3Com, U.S. Robotics, Penril Datacomm and Data General. While at 3Com/US Robotics, he was responsible for the development of the entire xDSL product line as well as a number of modems and interface cards. At Penril, he served as the product development leader for the Series 1544 multiplexer/channel bank and at Data General he was technical leader of system integration for ISDN, WAN.  Mr. Landry brings a wealth of practical design leadership and a solid history of delivering products to the marketplace. Mr. Landry holds four U.S. patents.

DOROTHY (DOTTIE) CLEAL has served as Executive Vice President of Telkonet since August 20, 2007.  Prior to joining Telkonet, Ms. Cleal served as Vice President and Director, Navy and Marine Corps Business Program, of SRA International, a billion dollar leading provider of consulting services to clients in the national security, civil government, health care and public health, since 2005.  From 2000 through 2005 she served as the Navy account manager as well as the Navy and Marine Corps account manager with SRA.  Prior to joining SRA, Ms. Cleal was the acting Chief Information Officer and Associate Director for Information Systems and Technology at the White House.

RICHARD J. LEIMBACH, has served as the Vice President of Finance since June 2006, and served as Controller from January 2004 until June 2006. Mr. Leimbach is a certified public accountant with over thirteen years of public accounting and private industry experience. Prior to joining Telkonet, Mr. Leimbach was the Controller with Ultrabridge, Inc., an applications solution provider. Mr. Leimbach also served as Corporate Accounting Manager for Snyder Communications, Inc., a global provider of integrated marketing solutions.  Additionally, Mr. Liembach has served as Vice President Finance of MST since July 2007.

Executive Compensation

The following table sets forth certain information with respect to compensation for services in all capacities for the years ended December 31, 2006, 2005 and 2004 paid to our Chief Executive Officer, Vice President of Finance (principal financial officer) and the three other most highly compensated executive officers who were serving as such as of December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Ronald W. Pickett	2006	$245,423	$0	$0	$0	$0	$0	$4,593	$250,016
President and Chief	2005	$102,340	$200,000	$163,319 (1)	$0	$0	$0	$0	$465,659
Executive Officer	2004	$100,089	$0	$107,779 (1)	$0	$0	$0	$0	$207,868

Frank T. Matarazzo	2006	$244,539	$9,615	$0	$0	$0	$0	$0	$254,154
President and Chief	2005	$0 (2)	$0	$0	$0	$0	$0	$0	$0 (2)
Executive Officer, MST	2004	$0 (2)	$0	$0	$0	$0	$0	$0	$0 (2)

Stephen L. Sadle	2006	$168,154	$6,610	$0	$0	$0	$0	$0	$174,764
Senior Vice President	2005	$171,872	$10,000	$0	$124,770	$0	$0	$0	$306,642
	2004	$171,983	$6,538	$0	$124,770	$0	$0	$0	$303,291

Richard J. Leimbach	2006	$111,231	$5,000	$0	$36,312	$0	$0	$0	$152,543
Vice President, Finance	2005	$102,340	$3,936	$0	$36,312	$0	$0	$0	$142,588
	2004	$76,147	$3,269	$0	$5,825	$0	$0	$0	$85,241

James F. Landry	2006	$174,886	$6,789	$0	$104,500	$0	$0	$0	$286,176
Chief Technology	2005	$176,508	$15,000	$0	$38,124	$0	$0	$0	$229,632
Officer	2004	$172,514	$15,000	$0	$44,958	$0	$0	$0	$232,499
____________________
(1) In each year ending December 31, 2005 and 2004, Mr. Pickett earned 36,000 shares issued under the Company’s Employee Stock Incentive Plan as additional compensation pursuant to his employment agreement. The fair market value of these shares upon issuance was $163,319, and $107,779, respectively.
(2) In January 2006, the Company acquired a 90% interest in MST, a corporation wholly owned by Frank T. Matarazzo, prior to the acquisition. No compensation was paid by Telkonet to Mr. Matarazzo for the years ended December 31, 2005, and 2004.
(3) In 2004 the following assumptions were used to determine the fair value of stock option awards granted: historical volatility of 76% expected option life of 5.0 years and a risk-free interest rate of 1.35%.
(4) In 2005 the following assumptions were used to determine the fair value of stock option awards granted: historical volatility of 71% expected option life of 5.0 years and a risk-free interest rate of 4.50%.

Employment Agreements

Ronald W. Pickett, President and Chief Executive Officer, is employed pursuant to an employment agreement for an unspecified term that commenced January 30, 2003 and provides for an annual salary $100,000, and bonuses and benefits based upon Telkonet’s internal policies. Mr. Pickett’s annual salary was increased to $102,340 on August 1, 2004 and he received a bonus of $200,000 for the year ended December 31, 2005. In January 2006, Mr. Pickett’s salary was increased to $250,000 with an incentive bonus up to $150,000. The incentive portion of the salary is awarded based on the successful achievement of certain performance metrics aligned with the Company’s 2006 operating plan.  On March 19, 2007, Mr. Pickett’s base salary was increased to $425,000, including compensation in the annual amount of $75,000 for his service as President of MST, and he was awarded an incentive bonus of $150,000 for his performance as Chief Executive Officer during the year ended December 31, 2006.

Frank T. Matarazzo, President and Chief Executive Officer, MST, is employed pursuant to an employment agreement for a three-year term that commenced February 1, 2006 and provides for an annual salary of $250,000 and bonuses and benefits based upon MST’s internal policies.  On May 24, 2007, Mr. Matarazzo’s base salary was increased to $300,000 and the term of his agreement was extended through December 31, 2011.

Robert P. Crabb, Chief Marketing Officer, was employed pursuant to an employment agreement for a three year term that commenced January 18, 2003 and which provided for an annual salary of $120,000 and bonuses and benefits based upon Telkonet’s internal policies. Mr. Crabb’s annual salary was increased to $172,340 in 2004.  Mr. Crabb retired on September 21, 2007, at which time his employment agreement was terminated   On September 19, 2007, the Board of Directors authorized monthly payments to Mr. Crabb in an amount equal to his monthly salary immediately prior to his retirement and benefits for a period of 18 months following his retirement date.

Stephen L. Sadle, Senior Vice President, was employed pursuant to an employment agreement for a three-year term that commenced January 18, 2003.  This agreement was renewed for a one-year term through January 17, 2007 and provided for an annual salary of $130,000 and bonuses and benefits based upon Telkonet’s internal policies.  Mr. Sadle retired on July 27, 2007, at which time his employment agreement was terminated.  On September 19, 2007, the Board of Directors authorized monthly payments to Mr. Sadle in an amount equal to his monthly salary immediately prior to his retirement and benefits for a period of 18 months following his retirement date.

Richard J. Leimbach, Vice President of Finance, has been employed since January 26, 2004 with an annual salary of $102,340 and bonuses and benefits based upon Telkonet’s internal policies. Mr. Leimbach’s annual salary was increased to $130,000 in 2006.  Mr. Leimbach does not have a written employment agreement.

James F. Landry, Chief Technology Officer, has been employed since September 24, 2001 with an annual salary of $160,000 with bonuses and benefits based upon Telkonet’s internal policies. Mr. Landry’s annual salary was increased to $176,508 in 2004.  Mr. Landry does not have a written employment agreement.

Bill Dukes, President and CEO of Smart Systems International (an operating division of Telkonet), was employed pursuant to an employment agreement dated March 9, 2007. Mr. Dukes’ employment agreement had a term of six months and provided for a base salary of $249,496 per year and bonuses and benefits based upon Telkonet’s internal policies.  On September 10, 2007, his employment agreement was extended on a month-to-month basis and on November 2, 2007, his employment agreement was terminated.

Robert Zirpoli, Senior Applications Engineer of Smart Systems International (an operating division of Telkonet), is employed pursuant to an employment agreement, dated March 9, 2007. Mr. Zirpoli’s employment agreement has a term of six months and provides for a base salary of $100,000 per year and bonuses and benefits based upon Telkonet’s internal policies.  On September 10, 2007, his employment agreement was extended on a month-to-month basis.

Jason Tienor, Chief Operating Officer of Telkonet, and Chief Executive Officer of EthoStream, Telkonet’s wholly-owned subsidiary is employed pursuant to an employment agreement dated March 15, 2007.  Mr. Tienor’s employment agreement has a term of three years, which may be extended by mutual agreement of the parties thereto, and provides for a base salary of $148,000 per year and bonuses and benefits based on Telkonet’s internal policies.  On August 20, 2007, Mr. Tienor’s salary was increased to $200,000 in connection with his promotion to Chief Operating Officer of Telkonet.  In connection with this promotion, Mr. Tienor was also granted options to purchase 100,000 shares of Telkonet common stock at $1.80 per share.  He remains eligible to participate in the incentive and benefit plans pursuant to his existing employment agreement and Telkonet’s internal policies.

Jeff Sobieski, Chief Information Officer of Ethostream, LLC, is employed pursuant to an employment agreement, dated March 15, 2007. Mr. Sobieski’s employment agreement has a term of three years, which may be extended by mutual agreement of the parties thereto, and provides for a base salary of $148,000.00 per year and bonuses and benefits based upon Telkonet’s internal policies.

Dorothy (Dottie) Cleal, Executive Vice President of Telkonet, has been employed since August 20, 2007 with an annual salary of $190,000 and bonuses and benefits based upon Telkonet’s internal policies.  Ms. Cleal does not have a written employment agreement.

In addition, to the foregoing, stock options are periodically granted to employees under the Company’s Stock Incentive  Plan at the discretion of the Compensation Committee of the Board of Directors. Executives of Telkonet are eligible to receive stock option grants, based upon individual performance and the performance of Telkonet as a whole.

Grant of Plan Based Awards

There were no stock options or restricted stock awards granted in 2006~~.~~

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 29, 2006 for the named executive officers. The table also shows unvested and unearned stock awards (both time-based awards and performance-contingent) assuming a market value of $2.67 a share (the closing market price of the Company’s stock on December 29, 2006).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Ronald W. Pickett	-	-	-	N/A	N/A	-	-	-	-
Frank T. Matarazzo	-	-	-	N/A	N/A	-	-	-	-
Stephen L. Sadle	900,000	-	-	$1.00	1/1/2003	-	-	-	-
Richard J. Leimbach	47,500	40,000	-	(1)	(1)	-	-	-	-
James F. Landry	40,000	100,000	-	(2)	(2)	-	-	-	-
_________________

(1)
Includes 20,000 and 27,500 vested and unvested options, respectively, exerciseable at $2.59 per share that expire on January 26, 2014, and 27,500 and 22,500 vested and unvested options, respectively, exerciseable at $5.08 per share that expire on January 1, 2015.

(2)
Includes 250,000 fully vested options, exerciseable at $1.00 per share with expiration dates ranging from December 3, 2011 to July 1, 2013 and 150,000 and 100,000 vested and unvested options, respectively, exerciseable at $3.45 per share that expire on May 1, 2014.

Option Exercises and Vesting of Stock Awards

There were no options exercised by, or stock awards vested for the account of, the named executive officers during 2006.

Potential Payments upon Termination or Change in Control

In January 2003, the Company entered into an Employment Agreement with Mr. Sadle pursuant to which, in the event of a change in control, Mr. Sadle would continue to receive salary and benefits for a period of thirty-six months following such change in control. All of Mr. Sadle’s options to purchase common stock would also immediately vest upon a change of control.

For purposes of Mr. Sadle’s Employment Agreement, the term "change in control" meant the first to occur of the following events (a) any person or group of commonly controlled persons acquires, directly or indirectly, thirty percent (30%) or more of the voting control or value of the equity interests in the Company; or (b) the shareholders of the Company approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of twenty percent (20%) or more of the voting control or value of the equity interests in the Company, or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Company's business.

Rights under Mr. Sadle’s Employment Agreement would be triggered in the event that, following a change in control, the executive’s employment with the Company has terminated for any reason or no reason.

If a change of control had occurred on January 1, 2007, Mr. Sadle would have been entitled to $515,616 in salary as well as benefits paid on the employee’s behalf based upon Telkonet's internal policies for a period of 36 months.  Mr. Sadle retired effective July 27, 2007 at which time his Employment Agreement was terminated.  However, on September 19, 2007, the Board of Directors authorized Mr. Sadle to receive monthly payments in an amount equal to his monthly salary immediately prior to his retirement and benefits for a period of 18 months following his retirement date.

Each of Mr. Tienor’s and Mr. Sobieski’s Employment Agreements obligate the Company to continue to pay each executive’s base salary and provide continued participation in employee benefit plans for the duration of the term of their employment agreements in the event such executive is terminated without “cause” by the Company or if the executive terminates his employment for “good reason.” “Cause” is defined as the occurrence of any of the following: (i) theft, fraud, embezzlement, or any other act of dishonesty by the executive; (ii) any material breach by the executive of any provision of the employment agreement which breach is not cured within a reasonable time (but not to exceed thirty (30) days after written notification thereof to the executive by Telkonet; (iii) any habitual neglect of duty or misconduct of the executive in discharging any of his duties and responsibilities under the employment agreement after a written demand for performance was delivered to the executive that specifically identified the manner in which the board believed the executive had failed to discharge his duties and responsibilities, and the executive failed to resume substantial performance of such duties and responsibilities on a continuous basis immediately following such demand; (iv) commission by the executive of a felony or any offense involving moral turpitude; or (v) any default of the executive’s obligations under the employment agreement, or any failure or refusal of the executive to comply with the policies, rules and regulations of Telkonet generally applicable to Telkonet employees, which default, failure or refusal is not cured within a reasonable time (but not to exceed thirty (30) days) after written notification thereof to the executive by Telkonet. If cause exists for termination, the executive shall be entitled to no further compensation, except for accrued leave and vacation and except as may be required by applicable law. “Good reason” is defined as the occurrence of any of the following: (i) any material adverse reduction in the scope of the executive’s authority or responsibilities; (ii) any reduction in the amount of the executive’s compensation or participation in any employee benefits; or (ii) the executive’s principal place of employment is actually or constructively moved to any office or other location 50 miles or more outside of Milwaukee, Wisconsin.

In the event Telkonet fails to renew the employment agreements upon expiration of the term, then Telkonet shall continue to pay the executive's base salary and provide the executive with continued participation in each employee benefit plan in which the executive participated immediately prior to expiration of the term for a period of three months following expiration of the term.

Each of Mr. Dukes’ and Mr. Zirpoli’s employment agreements obligate the Company to continue to pay the executive’s base salary and provide continued participation in each Company benefit plan for a period of three months following the termination of the executive’s employment without cause. In the event the executive is terminated “for cause,” or for engaging in any unethical, immoral or unprofessional conduct or violation of a Company policy, he shall not be entitled to any payment beyond such termination date, except for accrued leave and vacation and except as may be required by applicable law. For purposes of the employment agreements, “cause” includes, but is not limited to, the following: (i) theft, fraud, embezzlement, dishonesty or other similar behavior by the executive; (ii) any material breach by the executive of any provision of the employment agreement; (iii) any habitual neglect of duty or misconduct of the executive in discharging any of his duties and responsibilities under the employment agreement; (iv) any conduct of the executive which is detrimental to or embarrassing to the Company, including, but not limited to, the executive being indicted or convicted of a felony or any offense involving moral turpitude; or (v) any default of the executive’s obligations under the employment agreement, which default, failure or refusal is not cured within a reasonable time (but not to exceed thirty (30) days) after written notification thereof to the executive by the Company.   On November 2, 2007, Mr. Dukes’ employment agreement was terminated and he is entitled to receive salary and benefits for a period of three months.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder

The following table provides information concerning securities authorized for issuance pursuant to equity compensation plans approved by the Company’s stockholders and equity compensation plans not approved by the Company’s stockholders as of December 31, 2006.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted -average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	10,336,866	$1.87	1,645,423
Equity compensation plans not approved by security holders	-	-	-
Total	10,336,866	$1.87	1,645,423

The following table sets forth, as of October 29, 2007, the number of shares of the Company’s common stock beneficially owned by each director and executive officer of the Company, by all directors and executive officers as a group, and by each person known by the Company to own beneficially more than 5.0% of the Company’s outstanding common stock. As of September 30, 2007, there were no issued and outstanding shares of any other class of the Company’s equity securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Officers and Directors
Ronald W. Pickett, President and CEO 20374 Seneca Meadows Parkway Germantown, MD 20876	2,574,699	3.6%
Frank T. Matarazzo, President and CEO, MST 259-263 Goffle Road Hawthorne, NJ 07506	520,000(1)	0.7%
James Landry, Chief Technology Officer 20374 Seneca Meadows Parkway Germantown, MD 20876	484,200(2)	0.7%
Richard J. Leimbach, Vice President of Finance 20374 Seneca Meadows Parkway Germantown, MD 20876	48,500(3)	0.1%
Jason Tienor, Chief Operating Officer 20374 Seneca Meadows Parkway Germantown, MD 20876	881,803(4)	1.2%

Dorothy Cleal, Executive Vice President 20374 Seneca Meadows Parkway Germantown, MD 20876	4,386(5)	(6)
Warren V. Musser, Chairman 20374 Seneca Meadows Parkway Germantown, MD 20876	2,000,000(7)	2.7%
Thomas C. Lynch, Director 20374 Seneca Meadows Parkway Germantown, MD 20876	150,000(8)	0.2%
Dr. Thomas M. Hall, Director 20374 Seneca Meadows Parkway Germantown, MD 20876	697,790(9)	1.0%
James L. Peeler, Director 20374 Seneca Meadows Parkway Germantown, MD 20876	134,400(10)	0.2%
Seth D. Blumenfeld, Director 20374 Seneca Meadows Parkway Germantown, MD 20876	70,000(11)	0.1%
Anthony Paoni, Director 20374 Seneca Meadows Parkway Germantown, MD 20875	20,000(12)	(6)
All Directors and Executive Officers as a Group	7,585,778	10.1%

5% Stockholders Stephen L. Sadle 20374 Seneca Meadows Parkway Germantown, MD 20876	4,254,514(13)	5.9%
_____________________

(1)
Includes 600,000 shares of the Company’s common stock issued to Mr. Matarazzo in conjunction with the Company’s January 2006 acquisition of a 90% interest in Microwave Satellite Technologies, Inc. In connection with this transaction, an additional 1,000,000 shares of the Company’s common stock are being held in escrow, and are issuable upon the achievement of certain performance targets.  Given the contingent nature of this award, these shares have not been included in this table.

(2)	Includes options exercisable within 60 days to purchase 250,000 and 150,000 shares of the Company’s common stock at $1.00 and $3.45 per share, respectively.
(3)	Includes options exercisable within 60 days to purchase 20,000 and 27,500 shares of the Company’s common stock at $2.59 and $5.08 per share, respectively.
(4)	Includes options exercisable within 60 days to purchase 5,000 shares of the Company’s common stock at $1.80 per share.
(5)	Includes options exercisable within 60 days to purchase 2,500 shares of the Company’s common stock at $1.80 per share.
(6)	Represents less than 0.1% beneficial ownership of Telkonet common stock as of reporting date
(7)	Includes options exercisable within 60 days to purchase 2,000,000 shares of the Company’s common stock at $1.00 per share.
(8)	Includes options exercisable within 60 days to purchase 20,000, 50,000 and 80,000 shares of the Company’s common stock at $2.00, $2.66 and $3.45 per share, respectively.
(9)	Includes options exercisable within 60 days to purchase 50,000 and 80,000 shares of the Company’s common stock at $2.66 and $3.45 per share, respectively.
(10)	Includes options exercisable within 60 days to purchase 50,000 and 80,000 shares of the Company’s common stock at $2.66 and $3.45 per share, respectively.
(11)	Includes options exercisable within 60 days to purchase 20,000 shares of the Company’s common stock at $2.66 per share.
(12)	Includes options exercisable within 60 days to purchase 20,000 shares of the Company’s common stock at $2.30 per share.
(13)	Includes options exercisable within 60 days to purchase 900,000 shares of the Company’s common stock at $1.00 per share.

Certain Relationships and Related Transactions

Description of Related Party Transactions

In September 2003, Telkonet entered into a consulting agreement with The Musser Group to compensate Mr. Musser in the annual amount of $100,000 for his service as the Chairman of the Board of Directors. The Musser Group is wholly-owned by Mr. Musser.   This agreement is renewable annually.

On July 1, 2005, the Company and Mr. Blumenfeld executed a consulting agreement pursuant to which Mr. Blumenfeld agreed to act as a consultant with respect to international sales.  Pursuant to the terms of the agreement, Mr. Blumenfeld received 10,000 shares of Telkonet stock upon execution of the agreement, 10,000 shares of Telkonet stock per quarter for the first year (for a total 50,000 shares in the first year) and 5,000 shares of Telkonet stock per quarter thereafter plus a five percent (5%) commission (payable in cash or Telkonet stock at the Consultant’s option) on international sales generated by him with gross margins of 50% or greater. The stock awarded to Mr. Blumenfeld pursuant to the agreement is restricted stock. The agreement has a one year term, which is renewable annually upon both parties’ agreement.  The agreement was not renewed and therefore expired effective June 30, 2006.  On March 16, 2007, the Board of Directors approved the payment of compensation to Mr. Blumenfeld in the amount of $24,000 for his service as a director during the period of July 1, 2006 through December 31, 2006, which payment is commensurate with the payments made to the other directors for their board service.   In addition, effective January 1, 2007, Mr. Blumenfeld is being compensated according to the non-management compensation plan.

In February 2007, MST entered into a one-year professional services agreement with Global Transport Logistics, Inc. (“GTI”), for the provision of consulting services for which GTI is paid a fee of $10,000 per month. GTI is 100% owned by Eileen Matarazzo, the sister-in-law of MST’s Chief Executive Officer

The Chief Administrative Officer at MST, Laura Matarazzo, is the sister of the Chief Executive Officer of MST and receives an annual base salary of approximately $134,000 with bonuses and benefits based upon the Company’s internal policies.

The Company’s Vice President of Government Sales, John Vasilj, is the son-in-law of the President and CEO of the Company and receives an annual base salary of approximately $150,000 with bonuses and benefits based upon the Company’s internal policies.

On August 1, 2007, the Company entered into an agreement with Barry Honig, President of GRQ Consultants, Inc. (“GRQ”). Telkonet has agreed to pay Mr. Honig 50,000 shares of common stock per month for six (6) months, to provide the Company with transaction advisory services. GRQ holds a Senior Promissory Note issued by Telkonet on July 24, 2007, in the principal amount of $1,500,000.

Company’s Policies on Related Party Transactions

Under the Company’s policies and procedures, related-party transactions that must be publicly disclosed under the federal securities laws require prior approval of the Company’s independent directors without the participation of any director who may have a direct or indirect interest in the transaction in question. Related parties include directors, nominees for director, principal shareholders, executive officers and members of their immediate families. For these purposes, a “transaction” includes all financial transactions, arrangements or relationships, ranging from extending credit to the provision of goods and services for value and includes any transaction with a company in which a director, executive officer immediate family member of a director or executive officer, or principal shareholder (that is, any person who beneficially owns five percent or more of any class of the Company’s voting securities) has an interest by virtue of a 10-percent-or-greater equity interest. The Company’s policies and procedures regarding related-party transactions are not a part of a formal written policy, but rather, represent the Company’s historical course of practice with respect to approval of related-party transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon Telkonet’s review of the copies of such reports furnished to Telkonet during the fiscal year ended December 31, 2006, or with respect to such fiscal year, Telkonet concluded that the following officers and directors failed to timely file the following Section 16(a) reports:

Robert P. Crabb, the Company’s former Chief Marketing Officer, failed to timely file a Form 3 when he became subject to Section 16 and Forms 4 for eight transactions occurring after he became a Section 16 reporting person.  On May 24, 2007, Mr. Crabb filed a Form 5 covering seven untimely reports.

James Landry, the Company’s Chief Technology Officer, failed to timely file a Form 3 when he became subject to Section 16.  On May 24, 2007, Mr. Landry filed a Form 5 covering the untimely Form 3.

Richard J. Leimbach, the Company’s Vice President Finance, failed to timely file a Form 3 when he became subject to Section 16.  On April 25, 2007, Mr. Leimbach filed a Form 5 covering the untimely Form 3.

Thomas M. Hall, a Director of the Company, failed to timely file a Form 3 upon his election to the Company’s Board of Directors and Forms 4 for four transactions occurring after he became a Section 16 reporting person.  On April 25, 2007, Dr. Hall filed a Form 5 covering four untimely reports.

Warren Musser, the Company’s Chairman of the Board, failed to timely file a Form 3 when he became subject to Section 16 and failed to timely file a Form 4 for one transaction occurring after he became a Section 16 reporting person.  On April 30, 2007, Mr. Musser filed a Form 5 covering two untimely reports.

Seth Blumenfeld, a Director of the Company, failed to timely file a Form 3 when he became subject to Section 16 and failed to timely file Forms 4 for three transactions occurring after he became a Section 16 reporting person.  On April 26, 2007, Mr. Blumenfeld filed a Form 5 covering four untimely reports.

James Peeler, a Director of the Company, failed to timely file a Form 3 when he became subject to Section 16 and failed to timely file Forms 4 for four transactions occurring after he became a Section 16 reporting person.  On April 25, 2007, Mr. Peeler filed a Form 5 covering four untimely reports.

Thomas Lynch, a Director of the Company, failed to timely file a Form 3 when he became subject to Section 16 and failed to timely file Forms 4 for six transactions occurring after he became a Section 16 reporting person.  On April 25, 2007, Mr. Lynch filed a Form 5 covering five untimely reports.

Other than the foregoing, to Telkonet’s knowledge, based solely on review of the copies of such reports furnished to Telkonet during the fiscal year ended December 31, 2006, or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent beneficial owners were met.

Independent Public Accountants

The following table sets forth fees billed to the Company by our auditors during the fiscal years ended December 31, 2006 and 2005. Additionally, the Company incurred approximately $200,000 in consulting fees and increased personnel costs in 2006 in connection with its Sarbanes-Oxley compliance review.

	December 31, 2006	December 31, 2005
1. Audit Fees	$229,552	$119,090
2. Audit Related Fees	52,600	62,825
3. Tax Fees	-	1,175
4. All Other Fees	-	-
Total Fees	$282,152	$183,090

Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Russell Bedford Stefanou Mirchandani LLP in connection with statutory and regulatory filings or engagements.

Audit-related fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, which are not reported under “Audit Fees.”

Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. The tax fees relate to federal and state income tax reporting requirements.

All other fees consist of fees for products and services other than the services reported above.

Prior to the Company’s engagement of its independent auditor, such engagement is approved by the Company’s Audit Committee. The services provided under this engagement may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Pursuant to the Company’s Audit Committee Charter, the independent auditors and management are required to report to the Company’s Audit Committee at least quarterly regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All audit fees, audit-related fees, tax fees and other fees incurred by the Company for the year ended December 31, 2006, were approved by the Company’s Audit Committee.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS

Russell, Bedford, Stefanou and Mirchandani, LLP served as Telkonet’s independent public accountants in 2006 and are expected to be retained to do so in 2007. The Board of Directors has directed that management submit the selection of Russell, Bedford, Stefanou and Mirchandani, LLP for ratification by the stockholders at the annual meeting. A representative of Russell, Bedford, Stefanou and Mirchandani, LLP is expected to be present at the annual meeting, will have an opportunity to make a statement, should the representative desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Russell, Bedford, Stefanou and Mirchandani, LLP as Telkonet’s independent public accountants is not required. However, the Board of Directors is submitting the selection of Russell, Bedford, Stefanou and Mirchandani, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Russell, Bedford, Stefanou and Mirchandani, LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of Telkonet and its stockholders.

The affirmative vote of a majority of the shares of Telkonet’s common stock represented at the annual meeting, either in person or by proxy, is required to ratify the appointment of Telkonet’s independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE FOR THIS PROPOSAL

OTHER MATTERS

The Board of Directors is not aware of any other matter that may be presented for action at the annual meeting. If any other matter comes before the annual meeting, the persons named in the enclosed proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or in the future may write or call Telkonet at the following address and telephone number to request a separate copy of these materials:

Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, Maryland 20876-7004
240-912-1800

Similarly, stockholders sharing an address with another stockholder who have received multiple copies of Telkonet’s proxy materials may write or call Telkonet to request delivery of a single copy of these materials.

STOCKHOLDER PROPOSALS

Telkonet intends to hold its 2008 Annual Meeting of Stockholders in June of 2008. Stockholders may submit written proposals to be considered for stockholder action at Telkonet’s 2008 Annual Meeting of Stockholders. To be eligible for inclusion in Telkonet’s Proxy Statement for the 2008 Annual Meeting, stockholder proposals must be received by Telkonet by May 1, 2008 and must otherwise comply with applicable Securities and Exchange Commission regulations and Telkonet’s Bylaws. Stockholder proposals should be addressed to Telkonet at 20374 Seneca Meadows Parkway, Germantown, Maryland 20876-7004, Attention: Corporate Secretary. In addition, if a stockholder intends to present a proposal at Telkonet’s 2008 Annual Meeting of Stockholders without the inclusion of the proposal in Telkonet’s proxy materials and written notice of the proposal is not received by Telkonet on or before May 1, 2008, proxies solicited by the Board of Directors for the 2008 annual meeting will confer discretionary authority to vote on the proposal if presented at the meeting. Telkonet reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Brokers and other persons holding Telkonet’s common stock in their names, or in the names of a nominee, will be requested to forward this proxy statement and the accompanying materials to the beneficial owners of the common stock and to obtain proxies, and Telkonet will defray reasonable expenses incurred in forwarding such material.

Telkonet’s Annual Report to Stockholders, including audited financial statements and schedules, accompanies this proxy statement. Upon the written request of a holder of shares as of the record date, Telkonet will, without charge, provide a copy of Telkonet’s Form 10-K for the year ended December 31, 2006. Such written requests should be sent to 20374 Seneca Meadows Parkway, Germantown, Maryland 20876-7004. Attn: Corporate Secretary.

By order of the Board of Directors,

/s/ RONALD W. PICKETT
Ronald W. Pickett Chief Executive Officer

TELKONET, INC.

The Annual Meeting of the Stockholders of Telkonet, Inc. will be held on Friday, December 21, 2007, at 10:00 a.m., local time, at The Hampton Inn Germantown, located at 20260 Goldenrod Lane, Germantown, Maryland 20876.

1.	ELECTION OF DIRECTORS - Nominees:

01-Seth Blumenfeld	02-Thomas M. Hall	03-Thomas C. Lynch

04-Warren V. Musser	05-James L. Peeler	06-Ronald W. Pickett

07-Anthony J. Paoni

☐ FOR all nominees ☐ WITHHELD as to all nominees ☐ FOR all nominees except vote withheld from the following nominee(s):____________________________________________________

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

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SEE REVERSE SIDE	SEE REVERSE SIDE

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TELKONET, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, DECEMBER 21, 2007, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned, being a stockholder of TELKONET, INC. (“TELKONET”), hereby authorizes Richard J. Leimbach and Ronald W. Pickett, and each of them, with the full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Telkonet to be held at The Hampton Inn Germantown, located at 20260 Goldenrod Lane, Germantown, Maryland 20876, on Friday, December 21 , 2007 at 10:00 a.m., local time, and at any adjournment or postponement thereof, with respect to all votes that the undersigned would be entitled to cast, if then personally present, as appears on the reverse side of this proxy.

In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is exercised.

Shares of the Common Stock of Telkonet will be voted as specified. If no specification is made, shares will be voted FOR the nominees for director named on the reverse side, FOR ratification of the appointment of the independent accountants and IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES as to any other matter which may properly come before the annual meeting.

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Telkonet, Inc. called for Friday, December 21, 2007, and a Proxy Statement for the Meeting prior to the signing of this proxy.

__________________ Dated: ________, 2007

__________________ Dated: ________, 2007

Please sign exactly as your name(s) appears(s) on this proxy. When signing in a representative capacity, please give title.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

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YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF TWO WAYS:

1.	VOTE BY INTERNET: Log-on to www.votestock.com Enter your control number printed below Vote your proxy by checking the appropriate boxes Click on “Accept Vote” OR

2.	VOTE BY MAIL: If you do not wish to vote by Internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

You may vote by Internet 24 hours a day, 7 days a week.
Your Internet vote authorizes the named proxies to vote in the same manner as if you
marked, signed and returned your proxy card.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF
TELKONET, INC.

I.    PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors (the "Board") of Telkonet, Inc. (the "Corporation") in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established or may establish; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

o  Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

o  Review and appraise the audit efforts of the Corporation's independent accountants.

o  Provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

The Audit Committee will fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter and such other activities consistent with this Charter as may from time to time be necessary or appropriate.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business guidelines.

II.  COMPOSITION OF THE AUDIT COMMITTEE

The Audit Committee shall be comprised of two or more members of the Board as determined by the Board. The members of the Audit Committee shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. For purposes of this Charter, the definition of independent directors will be based on the rules of the American Stock Exchange for audit committees, as amended, modified or supplemented from time to time. All members of the Audit Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Audit Committee, and at least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in such member's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve at the pleasure of the Board or until their successors shall be duly elected and qualified. Unless a chairman of the Audit Committee (the "Chairman") is elected by the Board, the members of the Committee may designate a Chairman by majority vote of the full Audit Committee membership.

III.  MEETINGS

The Audit Committee shall meet from time to time as called by the Chairman or as requested by the independent accountants. The Audit Committee may ask members of management or others to attend meetings of the Audit Committee and provide pertinent information as necessary. As part of its responsibility to foster open communication, the Audit Committee shall meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately. In addition, the Audit Committee or its Chairman shall discuss with management the Corporation's quarterly financial statements consistent with Section IV.3. below. The Audit Committee shall maintain minutes or other records of meetings and activities of the Audit Committee.

IV.  RESPONSIBILITIES AND DUTIES

The duties of the Audit Committee shall include the following:

Documents/Reports Review

1.  Review this Charter periodically, but at least annually, and update this Charter as conditions dictate.

2.  Review, prior to its filing or prior to its release, as the case may be, the Corporation's Form 10-K and annual report to stockholders.

3.  Review the Corporation's Form 10-Q prior to its filing. The Chairman may represent the entire Audit Committee for purposes of this review.

4.  Review such other reports or other financial information submitted to the Securities and Exchange Commission or the public as the Audit Committee shall deem appropriate. The Chairman may represent the entire Audit Committee for purposes of this review.

Independent Accountants

5.  Recommend to the Board the selection of the independent accountants for each fiscal year, confirm and assure their independence and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Audit Committee should review and discuss with the accountants all significant relationships which effect the accountants' independence and should receive the written statement from the independent accountants required by Independence Standards Board Standard No. 1, as amended, modified or supplemented from time to time.

6.  Select, evaluate and, where appropriate, replace the independent accountants (or nominate the independent accountants to be proposed for shareholder approval in any proxy statement), as representatives of the shareholders, since the independent accountants are ultimately accountable to the Board and the Audit Committee.

7.  Recommend to the Board the advisability of having the independent public accountants make specified studies and reports as to auditing matters, accounting procedures, tax or other matters.

8.  Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

9.  Periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the Corporation's financial statements.

Financial Reporting Processes

10.  Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

11.  Review with the independent accountants and management major changes to the Corporation's auditing and accounting principles and practices.

Process Improvement

12.  Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

13.  Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

14.  Review any significant disagreement among management and the independent accountants in connection with the preparation of any of the Corporation's financial statements.

15.  Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

Legal Compliance

16.  Review, with the Corporation's counsel, legal and regulatory matters that may have a significant impact on the Corporation's financial statements, including corporate securities trading policies.

Other Responsibilities

17.  Perform any other activities consistent with this Charter, and the Corporation's Certificate of Incorporation, By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

APPENDIX B

CHARTER FOR THE
COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS
OF
TELKONET, INC.

PURPOSE:

The purpose of the Compensation Committee of the Board of Directors (the “Board”) of Telkonet, Inc. (the “Company”) shall be to:

(a)
discharge the Board’s responsibilities relating to compensation of the Company’s executive officers. The Committee has overall responsibility for approving and evaluating the officer compensation plans, policies and programs of the Company;

(b)	administer the Company’s stock option plans, stock purchase plans, restricted stock plans and any other equity incentive plans adopted by the Company, and
(c)	provide disinterested administration of any employee benefit plans in which executive officers of the Company are eligible to participate.

The Compensation Committee is also responsible for completing an annual report on executive compensation for inclusion in the Company's proxy statement. In addition to such annual report, the Compensation Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. In addition, the Compensation Committee will undertake those specific responsibilities listed below and such other duties or responsibilities as the Board of Directors may from time to time prescribe.

COMMITTEE MEMBERSHIP AND ORGANIZATION:

The Compensation Committee will be appointed by and will serve at the discretion of the Board. The Compensation Committee shall consist of no fewer than two members.  The members of the Compensation Committee shall meet the (i) independence requirements of the listing standards of the National Association of Securities Dealers, Inc. for listing on The American Stock Exchange, (ii) non-employee director definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

B-1

COMMITTEE RESPONSIBILITIES AND AUTHORITY:

The Compensation Committee shall annually review and approve for the CEO and the executive officers of the Company (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements, and change in control agreements/provisions, and (e) any other benefits, compensation or arrangements. The Compensation Committee may make recommendations to the Board with respect to incentive compensation plans, including reservation of shares for issuance under employee benefit plans.

The Compensation Committee shall annually review and recommend to the Board of Directors for its approval the compensation, including cash, equity or other compensation, for members of the Board of Directors for their service as (a) a member of the Board of Directors, (b) a member of any committee of the Board of Directors, (c) a Chair of any committee of the Board of Directors and (d) the Chairman of the Board of Directors.

The Compensation Committee will consider the Board of Directors’ Nominating and Governance Committee’s bi-annual review of the effectiveness of the operation of the Board of Directors and its committees in connection with the Compensation Committee’s review and recommendations with respect to the Company’s directors’ compensation.

The Compensation Committee shall annually review the performance of the Company’s Chief Executive Officer.

The Compensation Committee may make recommendations to the Board of Directors on the Company’s executive compensation practices and policies, including the evaluation of performance by the Company’s executive officers and issues of management succession.

The Compensation Committee may review the Company’s compliance with employee benefit plans.

The Compensation Committee may form and delegate authority to subcommittees when appropriate.

The Compensation Committee shall make regular reports to the Board.

The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

The Compensation Committee shall annually review its own performance.

The Compensation Committee shall have authority to obtain advice and assistance from internal or external legal, accounting, compensation or other advisors.

B-2

COMMITTEE MEMBER COMPENSATION:

Members of the Compensation Committee shall receive such fees, if any, for their service as Compensation Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers, per meeting fees and fees for service as Chair of the Compensation Committee. Fees may be paid in such form of consideration as is determined by the Board of Directors.

Except as permitted under applicable laws and the rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., members of the Compensation Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof or as Chairman of the Board of Directors or Chair of any committee of the Board of Directors.

B-3